UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  November 29, 2013
DLH Holdings Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-18492

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1776 Peachtree Street, N.W.
Atlanta, GA 30309
(Address and zip code of principal executive offices)

(866) 952-1647
(Registrant’s telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
On November 29, 2013, DLH Holdings Corp. (the “Company” or “DLH”) entered into a new employment agreement with John F. Armstrong, who serves as the Company’s Executive Vice President. The new employment agreement with Mr. Armstrong is effective as of December 1, 2013 and will expire November 30, 2015. The following is a summary of the material terms of the Company’s agreement with Mr. Armstrong. The following description of the employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

•   Mr. Armstrong will continue to serve as DLH’s Executive Vice President for business development of the Company. Under the employment agreement, Mr. Armstrong will receive a base salary of $215,000 per annum. Mr. Armstrong will be entitled to a 5% increase in his base salary in the even that the Company achieves the business development-related performance condition specified in the agreement. Mr. Armstrong may receive an annual bonus of up to 50% of base salary based on performance targets and other key objectives established by the Management Resources and Compensation Committee of the board of directors. Target bonus will be adjusted by 2% of base salary for every 1% of variance between targets and actual results and no bonus will be awarded if results are less than 90% of target and no bonus will exceed 70% of base salary.

•   We granted Mr. Armstrong options to purchase 75,000 shares of common stock under our 2006 Long Term Incentive Plan (the “2006 Plan”). The options shall vest as follows: 37,500 options vest on the one year anniversary of the commencement date and 37,500 options shall vest if the closing price of the Company’s common stock equals or exceeds $3.00 per share for ten consecutive trading days, provided Mr. Armstrong remains in the employment of the Company as of such vesting dates. The options, to the extent vested, shall be exercisable for a period of ten years at the per share exercise price equal to the fair market value of the Company’s common stock, as determined pursuant to the 2006 Plan, on the date his employment agreement was executed.

•   In the event of the termination of Mr. Armstrong’s employment by us without “cause” or by him for “good reason” he would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In the event of the termination of his employment due to his death or disability, Mr. Armstrong or his estate, as the case may be, would be entitled to receive all compensation accrued but not paid as of the termination date and continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date. If Mr. Armstrong’s employment is terminated by us for “cause” or by him without “good reason,” he is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation. Upon termination of his employment after the expiration date, other than for cause, Mr. Armstrong will be entitled to the severance payment.

•   Mr. Armstrong will receive the following in the event that his employment is terminated in connection with a change of control of the Company: (i) his accrued compensation; (ii) continuation benefits; (iii) as severance, a payment of base salary for a period of twelve months; and (iv) all options granted to him which are vested shall remain exercisable in accordance with the 2006 Plan. If the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code.

•   Pursuant to the employment agreement, Mr. Armstrong is subject to customary confidentiality and non-compete obligations that survive the termination of such agreement.

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Exhibit Title or Description

(d)	10.1	Employment Agreement with John F. Armstrong

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DLH Holdings Corp.

By: /s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer
Date: December 3, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement with John F. Armstrong